Exhibit 5.1

July 28, 2003

THE TITAN CORPORATION
3033 Science Park Road
San Diego, CA 92121-1199

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by The Titan Corporation (the "Company") of a Registration Statement on Form S-3, as amended, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of an aggregate of 807,958 shares of the Company's Common Stock (the "Shares"). The Shares may be sold by certain stockholders, as described in the Registration Statement.

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
COOLEY GODWARD LLP
By:	/s/ BARBARA L. BORDEN Barbara L. Borden